Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 30, 2017 relating to the balance sheet of Planet Alpha Corp. as of January 26, 2017 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

August 30, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com